Exhibit 99

CACI Reports Results for Its Fiscal 2021 Third Quarter

Revenue of $1.6 billion, +5.9% year-over-year

Net income of $120.3 million, +49.4% year-over-year

Robust cash flow

Contract awards of $1.6 billion

Updates Fiscal Year 2021 Guidance

ARLINGTON, Va.--(BUSINESS WIRE)--April 21, 2021--CACI International Inc (NYSE: CACI), a leading provider of expertise and technology to government enterprise and mission customers, announced results today for its third fiscal quarter ended March 31, 2021.

CEO Commentary and Outlook

John Mengucci, CACI’s President and CEO, said, “We again delivered solid organic growth, strong profitability, and robust cash flow. While the effects of the pandemic linger, we continue to execute our long-term strategy of offering differentiated and distinctive technology that drives growth, operational excellence, and allows us to deploy capital for the benefit of our shareholders. CACI is focused on our customers’ critical national security and IT modernization priorities, which enables us to grow faster than our addressable market, expand margins, and deliver value to our customers and shareholders.”

Third Quarter Results

(in millions except earnings per share and DSO)	Q3 FY21	Q3 FY20	% Change
Revenue	$1,551.9	$1,465.6	5.9%
Operating income	$151.4	$113.7	33.2%
Net income	$120.3	$80.6	49.4%
Diluted earnings per share	$4.78	$3.16	51.2%
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[1]	$183.7	$141.4	29.9%
Net cash provided by operating activities excluding MARPA, a non-GAAP measure[1]	$128.1	$124.7	2.7%
Free cash flow, a non-GAAP measure[1]	$108.7	$111.4	-2.4%
Days sales outstanding (DSO)[2]	53	57
(1)	This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)	The DSO calculations for third quarter FY21 and third quarter FY20 exclude the impact of the Company’s MARPA, which was 6 days and 8 days, respectively.

Revenue in Q3 FY21 increased 5.9% year-over-year as reported and 5.3% organically. The year-over-year increase in operating income was driven by higher revenue, strong operating performance, favorable fixed-price contract performance, and lower indirect costs. The year-over-year increase in net income was due to strong operating performance as well as lower interest expense and lower effective tax rate. The lower effective tax rate was driven by a greater than expected benefit from R&D tax credits. The increase in cash from operations, excluding MARPA, was driven primarily by higher net income. The decrease in free cash flow was driven by higher capital expenditures.

Third Quarter Contract Awards

Contract awards in Q3 FY21 totaled $1.6 billion, approximately 60% for new business to CACI. These awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Some notable awards during the quarter were:

  A five-year, multiple-award Blanket Purchase Agreement (BPA) by the U.S. Department of Homeland Security (DHS), with a $700 million total federal program value, to provide enterprise technology in support of the department’s national security investigations.
  A five-year, single-award indefinite delivery/indefinite quantity contract, with a ceiling value of $376 million, by the National Geospatial-Intelligence Agency (NGA) to provide mission technology, including advanced artificial intelligence and machine learning tools, in support of critical geospatial intelligence (GEOINT) missions.
  A five-year, single-award, indefinite delivery/indefinite quantity contract, with a ceiling value of $48 million, by the Federal Emergency Management Agency (FEMA) to provide enterprise technology, such as protections against High-Altitude Electromagnetic Pulses (HEMP), to sustain and modernize the National Public Warning System (NPWS).
  A 10-year, multiple-award Blanket Purchase Agreement (BPA), with a $1 billion total federal program value, to provide enterprise expertise and financial system integration support services.
  A prime position on a 10-year, multiple-award, indefinite delivery/indefinite quantity contract, with a ceiling value of $12.6 billion, by the Defense Intelligence Agency (DIA) to provide enterprise technology, including cybersecurity, application development and sustainment, connectivity and network services, and enterprise computing and cloud services, for the Solutions for Information Technology Enterprise (SITE III) contract. CACI will support enterprise IT needs for both the DIA and National Geospatial-Intelligence Agency (NGA).

Total backlog as of March 31, 2021 was $22.3 billion compared with $19.9 billion a year ago, an increase of 12.3%. Funded backlog as of March 31, 2021 was $3.0 billion compared with $2.96 billion a year ago, an increase of 1.3%.

Additional Highlights

  CACI has been awarded Edison Awards™ for two distinctive technologies, SteelBox™ and the CM142 sensor, for their excellence in innovation. The Edison Awards recognize the most innovative products, services, and business leaders from around the world and are among the most prestigious accolades honoring excellence in new product and service development, marketing, design, and innovation. Gold, silver, and bronze designations for each winner will be announced at the 2021 Edison Awards Gala in Fort Myers, Florida on April 22, 2021.
  CACI has named Glenn Kurowski Chief Technology Officer (CTO) to advance critical technologies, drive technology investments, and recruit and develop the company's technical workforce to accelerate growth and innovatively address its mission and enterprise customers' most challenging needs.
  CACI announced that under its previously announced $500 million accelerated share repurchase (ASR) authorization, the company has entered into an accelerated share repurchase agreement to repurchase $500 million of common stock.
  CACI was named a 2021 Top Workplace USA and Top Technology company on the inaugural national lists administered by Energage. More than 1,100 companies across the country participated in the Top Workplaces USA survey and honorees are chosen based solely on employee feedback gathered through an employee engagement survey. CACI was also named as a Top Workplace on regional lists, including Baltimore, Colorado, Memphis, New Jersey, Oklahoma, San Antonio, and Washington, D.C. in 2020.
  CACI International Inc was again named a Fortune magazine World's Most Admired Companies for 2021, CACI's 10th time appearing on the list.
  Gary Patton, CACI Vice President, Veterans and Military Affairs, will be named a Veteran Champion of the Year in Corporate America by G.I. Jobs. The inaugural list honors 14 champions who advocate for our nation's veterans in the civilian workforce. The list will be published in the July issue of G.I. Jobs magazine, a national print and digital publication that connects service members, veterans and their families to civilian career.

Updating FY21 Guidance

As a result of greater than expected impact from COVID-19, including travel restrictions, reduction in government processing of deployment orders, and delays in task orders, we are lowering our FY21 revenue guidance. We are raising net income and diluted earnings per share guidance to reflect a number of factors, including strong operating performance, lower program and indirect expenses, and certain tax benefits. Specifically, we now expect a full-year effective tax rate of between 8% and 9% driven by higher R&D tax credits and a material tax benefit we expect to realize in our fiscal fourth quarter. We are also reflecting a reduced share count driven by our recently announced accelerated share repurchase. The table below summarizes our FY21 guidance and represents our views as of April 21, 2021.

(in millions except earnings per share)	Current Fiscal Year 2021 Guidance	Prior Fiscal Year 2021 Guidance
Revenue	$6,000 - $6,075	$6,050 - $6,250
Net income	$450 - $460	$372 - $392
Diluted earnings per share	$18.00 - $18.40	$14.47 - $15.25
Diluted weighted average shares	25.0	25.7
Net cash provided by operating activities	at least $600	at least $600

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, April 22, 2021 during which members of our senior management will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the webcast and view the accompanying exhibits on CACI’s investor relations website at http://investor.caci.com/news/#upcomingevent at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI

CACI’s approximately 23,000 talented employees are vigilant in providing the unique expertise and distinctive technology that address our customers’ greatest enterprise and mission challenges. Our culture of good character, innovation, and excellence drives our success and earns us recognition as a Fortune World’s Most Admired Company. As a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index, we consistently deliver strong shareholder value. Visit us at www.caci.com.

There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics like COVID-19; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics like COVID-19; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic like COVID-19; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	3/31/2021	3/31/2020	% Change	3/31/2021	3/31/2020	% Change
Revenue	$ 1,551,918	$ 1,465,600	5.9%	$ 4,480,135	$ 4,224,461	6.1%
Operating costs and expenses:
Costs of revenue	1,000,235	953,630	4.9%	2,887,300	2,737,378	5.5%
Indirect costs and selling expenses	369,015	371,135	-0.6%	1,071,826	1,081,175	-0.9%
Depreciation and amortization	31,230	27,159	15.0%	93,608	81,888	14.3%
Total operating expenses	1,400,480	1,351,924	3.6%	4,052,734	3,900,441	3.9%
Operating income	151,438	113,676	33.2%	427,401	324,020	31.9%
Interest expense and other, net	8,954	14,087	-36.4%	28,021	45,612	-38.6%
Income before income taxes	142,484	99,589	43.1%	399,380	278,408	43.5%
Income taxes	22,140	19,012	16.5%	78,914	50,659	55.8%
Net income	$ 120,344	$ 80,577	49.4%	$ 320,466	$ 227,749	40.7%

Basic earnings per share	$ 4.83	$ 3.21	50.2%	$ 12.81	$ 9.11	40.6%
Diluted earnings per share	$ 4.78	$ 3.16	51.2%	$ 12.66	$ 8.94	41.7%

Weighted average shares used in per share computations:
Basic	24,935	25,078		25,026	25,012
Diluted	25,166	25,478		25,307	25,481

Statement of Operations Data (Unaudited)
	Three Months Ended			Nine Months Ended
	3/31/2021	3/31/2020		3/31/2021	3/31/2020
			% Change			% Change
Operating income margin	9.8%	7.8%		9.5%	7.7%
Tax rate	15.5%	19.1%		19.8%	18.2%
Net income margin	7.8%	5.5%		7.2%	5.4%

Adjusted EBITDA*	$ 183,651	$ 141,432	29.9%	$ 523,667	$ 410,645	27.5%
Adjusted EBITDA Margin	11.8%	9.7%		11.7%	9.7%

* See Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization on page 10

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2021	6/30/2020
ASSETS:
Current assets
Cash and cash equivalents	$ 105,591	$ 107,236
Accounts receivable, net	860,720	841,227
Prepaid expenses and other current assets	162,374	137,423
Total current assets	1,128,685	1,085,886

Goodwill and intangible assets, net	4,125,137	3,813,995
Property and equipment, net	184,375	170,521
Operating lease right-of-use assets	371,151	330,767
Other long-term assets	161,067	141,303
Total assets	$ 5,970,415	$ 5,542,472

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$ 46,920	$ 46,920
Accounts payable	109,695	89,961
Accrued compensation and benefits	382,246	338,760
Other accrued expenses and current liabilities	304,030	293,518
Total current liabilities	842,891	769,159

Long-term debt, net of current portion	1,775,071	1,357,519
Other long-term liabilities	833,059	754,484
Total liabilities	3,451,021	2,881,162

Shareholders' equity	2,519,394	2,661,310
Total liabilities and shareholders' equity	$ 5,970,415	$ 5,542,472

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2021	3/31/2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 320,466	$ 227,749
Reconciliation of net income to net cash provided by operating activities:

Depreciation and amortization	93,608	81,888
Non-cash lease expense	57,800	54,493
Amortization of deferred financing costs	1,743	1,762
Stock-based compensation expense	23,841	22,204
Deferred income taxes	(585)	39,527
Changes in operating assets and liabilities, net of effect of business acquisitions:

Accounts receivable, net	(18,826)	36,433
Prepaid expenses and other assets	(27,068)	(35,461)
Accounts payable and other accrued expenses	27,933	27,638
Accrued compensation and benefits	41,691	(4,522)
Income taxes payable and receivable	10,102	(42,383)
Operating lease liabilities	(55,274)	(56,240)
Long-term liabilities	25,085	4,737
Net cash provided by operating activities	500,516	357,825

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(51,273)	(54,331)
Cash paid for business acquisitions, net of cash acquired	(355,452)	(102,437)
Other	2,744	-
Net cash used in investing activities	(403,981)	(156,768)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	415,810	(155,190)
Payment of contingent consideration	-	(8,700)
Proceeds from employee stock purchase plans	6,840	5,463
Repurchases of common stock	(506,629)	(5,584)
Payment of taxes for equity transactions	(19,567)	(30,616)
Net cash used in financing activities	(103,546)	(194,627)
Effect of exchange rate changes on cash and cash equivalents	5,366	(1,302)
Net decrease in cash and cash equivalents	(1,645)	5,128
Cash and cash equivalents, beginning of period	107,236	72,028
Cash and cash equivalents, end of period	$ 105,591	$ 77,156

Selected Financial Data (Continued)

Revenue by Customer Group (Unaudited)
	Three Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Department of Defense	1,074,056	69.2%	1,037,242	70.7%	$ 36,814	3.5%
Federal Civilian Agencies	405,855	26.2%	361,320	24.7%	44,535	12.3%
Commercial and other	72,007	4.6%	67,038	4.6%	4,969	7.4%
Total	1,551,918	100.0%	1,465,600	100.0%	$ 86,318	5.9%

	Nine Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Department of Defense	3,091,126	69.0%	2,965,263	70.2%	$ 125,863	4.2%
Federal Civilian Agencies	1,186,068	26.5%	1,067,342	25.3%	118,726	11.1%
Commercial and other	202,941	4.5%	191,856	4.5%	11,085	5.8%
Total	4,480,135	100.0%	4,224,461	100.0%	$ 255,674	6.1%

Revenue by Contract Type (Unaudited)
	Three Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Cost-plus-fee	905,774	58.3%	852,700	58.2%	$ 53,074	6.2%
Fixed price	457,099	29.5%	405,736	27.7%	51,363	12.7%
Time and materials	189,045	12.2%	207,164	14.1%	(18,119)	-8.7%
Total	1,551,918	100.0%	1,465,600	100.0%	$ 86,318	5.9%

	Nine Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Cost-plus-fee	2,572,967	57.5%	2,418,891	57.3%	$ 154,076	6.4%
Fixed price	1,331,734	29.7%	1,212,579	28.7%	119,155	9.8%
Time and materials	575,434	12.8%	592,991	14.0%	(17,557)	-3.0%
Total	4,480,135	100.0%	4,224,461	100.0%	$ 255,674	6.1%

Revenue by Prime or Subcontractor (Unaudited)
	Three Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Prime	1,401,633	90.3%	1,340,861	91.5%	$ 60,772	4.5%
Subcontractor	150,285	9.7%	124,739	8.5%	25,546	20.5%
Total	1,551,918	100.0%	1,465,600	100.0%	$ 86,318	5.9%

	Nine Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Prime	4,055,496	90.5%	3,842,621	91.0%	$ 212,875	5.5%
Subcontractor	424,639	9.5%	381,840	9.0%	42,799	11.2%
Total	4,480,135	100.0%	4,224,461	100.0%	$ 255,674	6.1%

Selected Financial Data (Continued)

Revenue by Expertise or Technology (Unaudited)
	Three Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Expertise	764,419	49.3%	763,336	52.1%	$ 1,083	0.1%
Technology	787,499	50.7%	702,264	47.9%	85,235	12.1%
Total	1,551,918	100.0%	1,465,600	100.0%	$ 86,318	5.9%

	Nine Months Ended
(dollars in thousands)	3/31/2021		3/31/2020		$ Change	% Change
Expertise	2,237,378	49.9%	2,227,723	52.7%	$ 9,655	0.4%
Technology	2,242,757	50.1%	1,996,738	47.3%	246,019	12.3%
Total	4,480,135	100.0%	4,224,461	100.0%	$ 255,674	6.1%

Contract Awards Received (Unaudited)
	Three Months Ended
(dollars in thousands)	3/31/2021	3/31/2020	$ Change	% Change
Contract Awards	$ 1,565,591	$ 1,448,035	$ 117,556	8.1%

	Nine Months Ended
(dollars in thousands)	3/31/2021	3/31/2020	$ Change	% Change
Contract Awards	$ 5,529,457	$ 8,176,742	$ (2,647,285)	-32.4%

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization expense, including depreciation within direct costs, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three Months Ended			Nine Months Ended
(dollars in thousands)	3/31/2021	3/31/2020	% Change	3/31/2021	3/31/2020	% Change
Net income	$ 120,344	$ 80,577	49.4%	$ 320,466	$ 227,749	40.7%
Plus:
Income taxes	22,140	19,012	16.5%	78,914	50,659	55.8%
Interest income and expense, net	8,954	14,087	-36.4%	28,021	45,612	-38.6%
Depreciation and amortization expense, including amounts within direct costs	32,213	27,656	16.5%	96,266	83,625	15.1%
Earnout adjustments	-	100	-100.0%	-	3,000	-100.0%
Adjusted EBITDA	$ 183,651	$ 141,432	29.9%	$ 523,667	$ 410,645	27.5%

	Three Months Ended			Nine Months Ended
(dollars in thousands)	3/31/2021	3/31/2020	% Change	3/31/2021	3/31/2020	% Change
Revenue, as reported	$ 1,551,918	$ 1,465,600	5.9%	$ 4,480,135	$ 4,224,461	6.1%
Adjusted EBITDA	183,651	141,432	29.9%	523,667	410,645	27.5%
Adjusted EBITDA margin	11.8%	9.7%		11.7%	9.7%

Reconciliation of Net Income to Adjusted Net Income
(Unaudited)

Adjusted net income and Adjusted diluted EPS are non-GAAP performance measures. We define Adjusted net income and Adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our core operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(amounts in thousands, except per share amounts)	Three Months Ended			Nine Months Ended
	3/31/2021	3/31/2020	% Change	3/31/2021	3/31/2020	% Change
Net income, as reported	$ 120,344	$ 80,577	49.4%	$ 320,466	$ 227,749	40.7%
Intangible amortization expense	16,993	14,652	16.0%	50,605	44,639	13.4%
Tax effect of intangible amortization (1)	(4,468)	(3,852)	16.0%	(13,306)	(11,737)	13.4%
Adjusted net income	$ 132,869	$ 91,377	45.4%	$ 357,765	$ 260,651	37.3%

	Three Months Ended			Nine Months Ended
	3/31/2021	3/31/2020	% Change	3/31/2021	3/31/2020	% Change
Diluted EPS, as reported	$ 4.78	$ 3.16	51.2%	$ 12.66	$ 8.94	41.7%
Intangible amortization expense	$ 0.68	$ 0.58	17.2%	$ 2.00	$ 1.75	14.3%
Tax effect of intangible amortization (1)	(0.18)	(0.15)	19.3%	(0.52)	(0.46)	14.2%
Adjusted diluted EPS	$ 5.28	$ 3.59	47.1%	$ 14.14	$ 10.23	38.2%

(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

Reconciliation of Net Cash Provided by Operating Activities to
Net Cash Provided by Operating Activities Excluding MARPA and to
Free Cash Flow
(Unaudited)

The Company defines Net cash provided by operating activities excluding MARPA as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s Master Accounts Receivable Purchase Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $200.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines Free cash flow as Net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	3/31/2021	3/31/2020	3/31/2021	3/31/2020
Net cash provided by operating activities	$ 118,229	$ 120,800	$ 500,516	$ 357,825
Cash used (provided) by MARPA	9,898	3,938	10,140	(972)
Net cash provided by operating activities excluding MARPA	128,127	124,738	510,656	356,853
Capital expenditures	(19,400)	(13,296)	(51,273)	(54,331)
Free cash flow	$ 108,727	$ 111,442	$ 459,383	$ 302,522

Contacts

Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Investor Relations:
Dan Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com